Exhibit 99.1

Contact:	Axesstel
Investor Relations
+1 858.625.2107

Axesstel Achieves Profitability

Revenues $37 Million, EPS $0.01, Gross Margin 12.2%

SAN DIEGO – August 2, 2005 - Axesstel, Inc. (AMEX:AFT), a leader in the design and development of fixed wireless voice and broadband data products, today announced positive results for the second quarter of 2005.

Revenues for the second quarter of 2005 were $37.0 million, an increase of approximately 369% compared to revenues of $7.9 million reported in the same period last year and an increase of approximately 27% compared to revenues of $29.0 million in the first quarter of 2005. The company reported net income of $.3 million or $0.01 per diluted share as compared to a net loss of $1.0 million or ($0.13) per diluted share for the same period a year ago, and a net loss of $1.4 million or ($0.10) per diluted share for the first quarter of 2005. Gross margin for the second quarter of 2005 was $4.5 million or 12.2% compared to $1.0 million or 12.4% reported in the same period last year and $3.6 million or 12.3% in the first quarter of 2005.

“We are very pleased to have reached a significant financial milestone in the second quarter by achieving profitability,” said Mike Kwon, chairman and CEO of Axesstel. “Over the last year, Axesstel has accomplished major strategic objectives by expanding our customer base worldwide, diversifying our product portfolio, and enhancing our manufacturing capabilities. Going forward, we will strive to solidify our position as a leading provider of high-quality fixed wireless products by growing revenues through new product introductions, expanding current customer relationships and acquiring new customers in markets worldwide.”

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Axesstel Achieves Profitability Revenues $37 Million, EPS $0.01, Gross Margin 12.2%	pg. 2

Significant recent developments include:

•	In July, Axesstel announced it will supply Tele Barta with the AXW-P1900 Fixed Wireless Phone to support the launch of their CDMA2000 1X fixed wireless network in Bangladesh.

•	In June, Axesstel purchased manufacturing capabilities in South Korea and moved volume manufacturing to China to reduce production costs, increase manufacturing efficiencies and expedite product introductions. The company also announced it will supply Suntel with the AXW-P800 Fixed Wireless Phone to support the launch of Sri Lanka’s first CDMA2000 1X fixed wireless network.

•	In May, Axesstel strengthened its management team with the appointment of Clark Hickock as chief operating officer and built on marketing with the addition of Kim Haneke as senior director of marketing.

•	In April, Axesstel expanded a supplier relationship with Telecard Limited of Pakistan and opened a representative office in China.

Third Quarter and Full Year 2005 Guidance

The following statements are forward looking and actual results may differ materially. Please see the description of certain risk factors in this release and Axesstel’s reports on file with the Securities and Exchange Commission (SEC) for a more complete description of risks. Based on the current business outlook, Axesstel anticipates revenues for the third quarter of 2005 to be between $34 and $38 million. Full year guidance for 2005 revenues continues to be at the high end of $135 to $145 million. Axesstel continues to expect to generate an operating profit for 2005.

Conference Call

Axesstel will host a conference call today, August 2, 2005 at 10:30 a.m. PDT (1:30 p.m. EDT) to discuss the second quarter 2005 results. Participating in the call will be Axesstel’s chairman and CEO, Mike H.P. Kwon, David Morash, president and CFO, and Patrick Gray, vice president and controller. To participate in the conference call, please dial the following number at least ten minutes prior to the scheduled conference call time: 800-862-9098. International callers should dial 785-424-1051. There is no reservation code required for this call. For those unable to participate in the call at this time, a replay will be available from August 2, 2005 through August 11, 2005. To access the replay, please dial 888-562-0853. International callers should dial 402-220-7338.

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Axesstel Achieves Profitability Revenues $37 Million, EPS $0.01, Gross Margin 12.2%	pg. 3

About Axesstel

Axesstel is a leader in the design and development of fixed wireless voice and broadband data products. Axesstel’s product portfolio includes fixed wireless desktop phones, payphones, voice/data terminals and broadband modems for access to voice calling and high-speed data services. Axesstel delivers innovative fixed wireless solutions, currently based on 3G Code Division Multiple Access (CDMA) technology, to leading telecommunications operators and distributors worldwide. Headquartered in San Diego, California with a research and development center in Seoul, South Korea, Axesstel is listed on AMEX: AFT. For more information on Axesstel visit www.axesstel.com.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to revenues and profitability as well as anticipated future production capabilities, cost reductions, manufacturing efficiencies and expected product introductions which may affect future results and future viability. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important factors. Those factors include, but are not limited to, the risk of delays in the adoption of new technologies in developing markets; the lack of continued acceptance or growth of CDMA technology in target markets; the possibility that networks that can support our CDMA EV-DO and EV-DV broadband modems will not be widely deployed; competition for contracts with our large telecommunication carrier customers; the risks of dependence on a limited number of those customers; the requirement for end users to accept our products and technologies; our dependence on limited or sole source suppliers, including QUALCOMM Incorporated for CDMA chips; the possibility of unforeseen manufacturing difficulties including those associated with Axesstel manufacturing its own products; the risk that the implementation of the new manufacturing facilities or moving outsourced manufacturing to China will not provide cost reductions, improve efficiencies, or expedite product introductions; and other risk factors and information contained in Axesstel’s filings with the Securities and Exchange Commission, such as the rapidly changing nature of technology, evolving industry standards, and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; Axesstel’s need to gain market acceptance for its products; Axesstel’s need to attract and retain skilled personnel; potential intellectual property-related litigation, and Axesstel’s primary

Axesstel Achieves Profitability Revenues $37 Million, EPS $0.01, Gross Margin 12.2%	pg. 4

dependence on one large customer. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

(FINANCIAL TABLES FOLLOW)

AXESSTEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended		For the six months ended
	July 1, 2005	June 30, 2004	July 1, 2005	June 30, 2004
Net revenues	$36,969,554	$7,874,990	$65,980,009	$8,303,590
Cost of goods sold	32,457,773	6,897,584	57,901,365	7,243,001

Gross margin	4,511,781	977,406	8,078,644	1,060,589

Operating expenses:
Research and development	1,376,946	867,315	2,731,512	1,829,662
Selling, general and administrative	2,969,361	1,725,362	5,794,786	3,423,412

Total operating expenses	4,346,307	2,592,677	8,526,298	5,253,074

Operating income (loss)	165,474	(1,615,271)	(447,654)	(4,192,485)

Other income (expense):
Interest and other income	196,524	2,444	213,567	7,003
Interest and other expense	(14,124)	(127,005)	(797,962)	(211,688)

Total other income (expense)	182,400	(124,561)	(584,395)	(204,685)

Profit (loss) before benefit for income taxes	347,874	(1,739,832)	(1,032,049)	(4,397,170)
Provision (benefit) for income taxes	19,742	(695,933)	29,037	(1,758,868)

Net income (loss)	328,132	(1,043,899)	(1,061,086)	(2,638,302)

Earnings (Loss) per share:
Basic	$0.01	($0.13)	($0.06)	($0.33)

Diluted	$0.01	($0.13)	($0.06)	($0.33)

Weighted average shares outstanding:
Basic	22,069,581	8,314,801	17,970,929	8,108,310

Diluted	23,286,613	8,314,801	17,970,929	8,108,310

AXESSTEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

ASSETS

	July 1, 2005	December 31, 2004
Current assets:
Cash and cash equivalents	$20,536,214	$7,525,259
Accounts receivable	16,216,056	8,776,340
Deferred tax assets	640,000	640,000
Deferred offering expenses	—	974,833
Prepayments and other current assets	717,540	929,712

Total current assets	38,109,810	18,846,144

Property and equipment, net	1,732,910	1,878,831

Other assets:
Deferred tax assets	1,260,000	1,260,000
License, net	4,197,524	1,971,121
Goodwill	385,564	385,564
Other, net	524,577	648,932

Total other assets	6,367,665	4,265,617

Total assets	$46,210,385	$24,990,592

LIABILITIES AND STOCKHOLDERS’ EQUITY
	July 1, 2005	December 31, 2004
Current liabilities:
Accounts payable	$327,810	$599,095
Due to Wistron NeWeb, a related party	15,613,332	13,623,474
Current portion of long-term debt	—	1,140,000
Customer advances	559,500	135,300
Accrued litigation settlement	—	958,000
Accrued royalties	1,733,161	1,364,246
Accrued expenses and other current liabilities	1,432,700	1,417,951

Total current liabilities	19,666,503	19,238,066

Long-term liabilities:
Note payable	—	250,000
Long-term debt	—	2,379,000
Other long-term liabilities	2,500,000	—

Total long-term liabilities	2,500,000	2,629,000

Stockholders’ equity	24,043,882	3,123,526

Total liabilities and stockholders’ equity	$46,210,385	$24,990,592